Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of Fidelity Court Street Trust II: Fidelity Connecticut Municipal Money Market Fund and Spartan Connecticut Municipal Money Market Fund of our reports dated January 9, 1998 on the financial statements and financial highlights included in the November 30, 1997 Annual Reports to Shareholders of Fidelity Connecticut Municipal Money Market Fund, Spartan Connecticut Municipal Money Market Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
January 14, 1998